Exhibit 10.2

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT, effective as of the 2nd day of April 2021 (this “Agreement”), is by and between OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), and JOHN C. PFEIFER (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been serving as the Company’s President and Chief Operating Officer and is being appointed as the Company’s Chief Executive Officer effective as of January 1, 2016;

WHEREAS, in connection with the Executive’s appointment as the Company’s Chief Executive Officer, the Company desires to provide the Executive certain assurances regarding severance pay and other benefits in the event of termination of employment under certain circumstances as described in this Agreement; and

WHEREAS, the Company and the Executive acknowledge and agree that the Company’s commitments in this Agreement serve as additional consideration for the Executive’s promises under the Confidentiality and Loyalty Agreement that the Executive has entered into with the Company (the “Loyalty Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Not an Employment Agreement. This Agreement is not an employment agreement and shall not change the employment relationship between the Company and the Executive. Except as expressly provided herein, this Agreement shall not amend or alter the terms of, or limit the benefits to the Executive under, any existing or future employment, transition, change of control or other agreement between the Executive and the Company. This Agreement shall not be amended by any such future agreement unless such future agreement specifically provides that the terms of this Agreement shall be amended. Anything in this Agreement to the contrary notwithstanding and subject to any existing or future employment or other agreement between the Company and the Executive, (a) the Executive may terminate the Executive’s employment with the Company at any time and for any reason and (b) the Company may terminate the Executive’s employment with the Company at any time and for any reason.
2.
Severance Benefits.
(a)
Accrued Amounts. Upon the Executive’s termination of employment with the Company for any reason, the Company will pay or provide to the Executive his accrued but unpaid base salary through the date of such termination, plus all benefits as may be accrued and unpaid under any benefits arrangements of the Company. Whether the Executive forfeits vested equity compensation benefits will be determined in accordance with the terms of plans and agreements applicable to such equity compensation benefits rather than this Agreement.
(b)
Termination Without Cause or For Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then in addition to the amounts described in subsection (a), and provided that the Executive timely signs a release of claims in the form attached hereto as Exhibit A (adjusted as necessary to conform to then-existing legal requirements in a manner reasonably acceptable to the Company and the Executive) (a “Full Release”) and does not revoke the Release as provided therein, the Company shall pay or provide to the Executive the following:
(i)
The Company shall, subject to the provisions of Section 4, pay the Executive as severance pay the following cash amounts:
(A)
A single sum on the 60th day following the date of the Executive’s Separation from Service (as that term is defined in the Executive’s Key Executive Employment and Severance Agreement) an amount equal to the product of two times the Annual Cash Compensation (as defined below); and

(B)
If the Executive will not receive a bonus with respect to the fiscal year in which such termination occurs under the bonus plan then in effect solely as a result of the Executive’s termination, a pro rata bonus payment for the fiscal year in which the termination occurs in an amount equal to the bonus (if any) that the Executive would have received (based on achievement of actual performance goals, but determined without regard to any discretionary negative adjustments) had he remained employed through the entire fiscal year multiplied by a fraction representing the portion of the fiscal year through the termination date during which the Executive served the Company, payable at the same time that the bonus would have been paid had the Executive remained in employment; and
(ii)
During the period ending on the earlier of (A) twenty-four (24) months following the date of the Executive’s Separation from Service or (B) the date the Executive becomes employed on a substantially full-time basis, the Company shall make available to the Executive coverage under the Company’s medical, dental and life insurance (but not short or long term disability) plans on the same terms as such plans are made available to the Company’s salaried employees generally; provided that any period of continued medical and dental coverage pursuant to this provision shall be credited against (reduce) the maximum period of continuation coverage that the Executive (or any other qualified beneficiary with respect to the Executive) is permitted to elect in accordance with COBRA or any successor provision thereto; and provided further that, if provision of any such health benefits would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to Employee in an amount reasonably determined by the Company to be equivalent to the portion of the COBRA premiums that the Company would have paid for such benefits.

The term “Annual Cash Compensation” means the sum of (1) the product of the Executive’s average monthly base salary during the twelve (12) consecutive months immediately prior to the date of termination multiplied by twelve (12) (the “Base Salary Amount”), plus (2) the Executive’s target bonus with respect to the fiscal year in which termination occurs under the bonus plan then in effect.

In no event will any payment or benefit described herein be paid or provided earlier than the first date that the Company may make such payment or provide such benefit without causing an additional tax to be paid under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”).

(iii)
If the Executive is entitled to the severance described in Section 2(b)(i), then during the two-year period after the date of the Executive’s Separation from Service, for no additional consideration, the Executive will make himself available to consult with, otherwise assist or provide general advice to the then Chief Executive Officer of the Company and to the Board of Directors of the Company as they may reasonably request, consistent with the Executive's other commitments (which may include full-time employment), for a nominal amount of time in each instance. In no event shall the Executive be obligated to provide such services to an extent that would involve a material amount of his time in the aggregate. During such period and thereafter, the Executive will also cooperate fully with the Company in any investigation, negotiation, litigation or other action arising out of transactions or other matters in which he was involved or of which he had knowledge during his employment with the Company. In the event such a matter arises, the Company will pay the Executive a reasonable per diem amount for the time that he must devote to such cooperation, which the Company and the Executive will negotiate in good faith, and fully reimburse the Executive for any reasonable expenses incurred by him in the course of his cooperation.

(c)
Definitions of Cause and Good Reason: For purposes of this Agreement:
(i)
“Cause” means any of the following: (A) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Executive that is substantially injurious to the Company; (B) the Executive’s willful act or omission that he knew would have the effect of materially injuring the reputation, business or prospects of the Company; (C) the Executive’s conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (D) the Executive’s consent to an order of the Securities and Exchange Commission for the Executive’s violation of the federal securities laws; (E) the Executive’s repeated and demonstrated failure to perform material duties in a competent and efficient manner which failure is not due to illness or disability of the Executive; (F) a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver was appointed by a court for the property of, the Executive; (G) the Executive’s failure to file timely (including extensions) federal or state income tax returns that the Executive or his spouse is required by law to file (such as personal returns and returns for trusts or entities of which the Executive or his spouse is trustee, controlling or general partner or member, or managing member) and to pay related taxes; (H) the occurrence of improprieties involving the financial statements of the Company in which the Executive was directly or indirectly involved in committing the impropriety; (I) the Executive’s commission of any material violation of codes of conduct of the Company applicable to the Executive; or (J) the Executive’s material breach of his obligations under the Loyalty Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive (1) a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (excluding the Executive) at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors conduct of the Executive met one of the standards set forth in any of clauses (A) through (J) of the preceding sentence and specifying the particulars thereof and (2) an affidavit sworn to by the Secretary of the Company stating that such resolution was in fact adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (excluding the Executive).
(ii)
“Good Reason” means any (A) material reduction in the Executive’s base salary except if the Executive initiates or agrees to a general reduction of base salaries of executive officers of the Company and the Executive’s base salary is subject to reduction on the same basis and terms that apply to the other officers of the Company or, with the prior consent of the Executive, a reasonable larger percentage reduction in light of his position as the Company’s Chief Executive Officer, (B) material adverse change, without the Executive’s prior written consent, in the Executive’s working conditions or status with the Company, or (C) relocation, without the Executive’s prior written consent, of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date hereof; provided that Good Reason shall not be deemed to exist unless (1) the Executive provides written notice to the Chairman of the Board of Directors of the Company of the existence of the circumstance constituting Good Reason within 45 days after such circumstance first arises and (2) the Company fails to remedy such circumstance within 30 days after receipt of such notice. The Executive’s termination as a result of Good Reason shall automatically occur on the 31st day following the receipt by the Company of the written notice of termination from the Executive, unless the Company has cured the circumstance during the 30-day cure period. If the Company cures the circumstance during the 30-day cure period, then the Executive’s notice of Good Reason shall be deemed withdrawn.
3.
Miscellaneous.
(a)
Withholding. All payments under this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contributions Act, the federal income tax and state or local income tax and similar laws, to the extent such laws apply to such payments.
(b)
Severability. This Agreement is to be governed by and construed according to the laws of the State of Wisconsin, without reference to conflict of law principles thereof. If any provision of this Agreement shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deemed deleted and the remainder of the Agreement shall be valid and enforceable without such provision.

(c)
Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by reputable overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to the Executive, to his home address as it appears on the personnel records of the Company; and (ii) if to the Company, to the General Counsel of the Company at the Company’s principal executive offices, or, in each case, to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when personally delivered, on the date of delivery by overnight courier or on the second business day following the day on which such item was mailed.
(d)
Entire Agreement; Term and Amendments. This Agreement and the Loyalty Agreement contain the entire understanding between the Company and the Executive with respect to the subject matter hereof, except for the following additional agreements between the Company and the Executive:
(i)
The Key Executive Employment and Severance Agreement (the “KEESA”); and
(ii)
Any stock option, restricted stock or other award agreement under the Company’s stock and incentive plans.

Anything in this Agreement to the contrary notwithstanding, if there is a Change in Control of the Company (as defined in the KEESA) at a time that the KEESA is in effect, then the rights and obligations of the Company and the Executive in respect of the Executive’s employment shall be determined in accordance with the KEESA rather than under this Agreement. Nothing contained in this Agreement shall be deemed to supersede any of the obligations, agreements, provisions or covenants of the Company or the Executive contained in the KEESA. At the request of the Company prior to a Change in Control of the Company, the Executive will execute a revised form of the KEESA so long as such revised form is substantially the same as the form then in effect for other senior executives of the Company, including without limitation a revised form that reflects changes that the Company determines are appropriate to comply with regulations under Section 409A. This Agreement shall continue in effect until the date the Executive reaches “Normal Retirement Age” as defined in the Oshkosh Corporation Salaried and Clerical Employees Retirement Plan as in effect on the date hereof unless earlier terminated by mutual agreement of the parties hereto. This Agreement may be modified only in writing signed by the parties hereto.

(e)
Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall (i) inure to the benefit of and be enforceable by the Executive’s legal representatives and (ii) inure to the benefit of and be binding upon the Company and its successors.
(f)
Dispute Resolution. All controversies between the Executive and the Company arising under this Agreement shall be determined by arbitration. Any arbitration under this Section 3(f) shall be conducted in Appleton, Wisconsin, before the American Arbitration Association, and in accordance with the rules of such organization. The arbitration award may allocate attorneys’ fees and expenses attributable to the arbitration as determined by the arbitrator. The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered into any court, state or federal, having jurisdiction.
4.
Limitations on Entitlements. Section 2 is subject to this Section 4. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Company shall satisfy its obligations under Section 2 only after the Executive has incurred a Separation from Service. The requirements of subsections (a) and (b) below shall apply to the payment or provision of compensation and benefits pursuant to Section 2:
(a)
Six-Month Delay. Notwithstanding any contrary provision of this Agreement, to extent the Executive would otherwise be entitled to any severance pay described in Section 2, or other payment or benefit under any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the Executive’s Separation from Service would be subject to additional tax under Section 409A because the Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made until the first day of the seventh month following the Separation from Service for reasons other than death (the “Authorized Payment Date”). The amount delayed for payment pursuant to this Section 4 shall be paid to the Executive on the Authorized Payment Date in a cash payment, accompanied by an interest payment calculated at the rate of interest announced by U.S. Bank, National Association, Milwaukee, Wisconsin, from time to time as its prime or base lending rate (“Prime”), determined on the date the Separation from Service occurred and compounded quarterly.

(b)
Life Insurance Restriction. During the period beginning on the date of the Separation from Service and ending on the Authorized Payment Date, the Executive shall pay to the Company the cost of any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy, unless the total cost of coverage during such period is less than the limit prescribed by Code Section 402(g) as in effect at the time of the Executive’s Separation from Service. On the Authorized Payment Date, the Company shall make a cash payment to the Executive, accompanied by an interest payment at Prime, determined on the date of the Separation from Service and compounded quarterly, equal to the aggregate amount paid by the Executive to the Company for such taxable life insurance coverage, and thereafter such coverage shall be provided as otherwise required by Section 2.
(c)
Limitations on Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement or elsewhere, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
5.
Compliance with Internal Revenue Code Section 409A. The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A. The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if the payment or benefit is not paid or provided, then the Executive must take further enforcement measures within 180 days after such latest date.

IN WITNESS WHEREOF, the parties have executed this Agreement the 1st day of April, 2021 to be effective as of April 2, 2021.

OSHKOSH CORPORATION

By: /s/ Ignacio Cortina

Name: Ignacio Cortina

Title: EVP General Counsel

Attest: /s/ Lori R. Mackey

Name: Lori R. Mackey

Title: Assistant Secretary

EXECUTIVE

/s/ John C. Pfeifer

John C. Pfeifer

EXHIBIT A

RELEASE

6.
In exchange for the promises and payments provided for in the Severance Agreement (the “Agreement”) effective as _______ ___, 201_ between Oshkosh Corporation, a Wisconsin corporation (the “Company”), and John C. Pfeifer (the “Executive”), the Executive hereby releases and forever discharges the Released Parties (defined below) from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date the Executive executes this Release, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with the Executive’s employment or termination of employment with the Company. “Released Parties” includes the Company, its parent companies, subsidiaries, related and affiliated companies, and its and their past and present employees, directors, officers, agents, shareholders, insurers, attorneys, executors, assigns and other representatives of any kind. The Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties except as provided in the Agreement. This release specifically includes, but is not limited to, a release of any and all claims pursuant to state and local fair employment law(s); Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. §§1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; state and federal family and/or medical leave acts; state and federal wage payment laws to the extent such claims can legally be waived; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for wrongful termination, retaliation, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy. This release does not include a waiver of any claim that cannot legally be waived. This release does not apply to any right the Executive may have to indemnification by the Company by virtue of his status as a director, officer or employee of the Company under applicable law and/or the Company’s bylaws.
7.
The Executive states that he has not filed or joined in any complaints, lawsuits, or proceedings of any kind against the Company or any of the other Released Parties, and the Executive promises never to file, pursue, participate in, or join in any lawsuits or proceedings asserting any claims that are released in this Release. However, nothing in this Release prevents the Executive from (a) challenging the enforceability of this Release under the ADEA; or (b) filing a charge with the EEOC or otherwise cooperating with the EEOC; however, this Release does prohibit the Executive from obtaining any personal or monetary relief from the Released Parties based upon such cooperation or charge, whether filed by the Executive or anyone else on behalf of the Executive.
8.
The Executive agrees and understands that this Release does not supersede any confidentiality or noncompete agreements or obligations to which the Executive was subject while employed by the Company or reduce the Executive’s obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
9.
The Executive hereby acknowledges that the benefits provided in the Agreement are greater than those to which the Executive is entitled by any contract, employment policy, or otherwise. The Executive has up to twenty-one (21) days to consider whether to accept this Release and the Executive enters into it voluntarily. The Executive may revoke this Release, in writing, within seven (7) days after signing it, and this Release will not become enforceable or effective until the revocation period has expired. The Company advises the Executive to consult with an attorney prior to signing this Release.
10.
Neither the Company’s signing of this Release nor any actions taken by the Company toward compliance with the terms of this Release or the Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to the Executive or that it has violated any state or federal law.
11.
If any portion of this Release is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. The Executive enters into this Release knowingly and voluntarily and without any coercion.

AGREED TO AND ACCEPTED BY:

EXECUTIVE

[to be signed only after termination]______ Date: [to be signed only after termination]_

John C. Pfeifer